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                                                                    EXHIBIT (99)

           [LETTERHEAD OF FOOTE, CONE & BELDING COMMUNICATIONS, INC.]


   Date: December 9, 1994
Contact: Owen Dougherty: 312/751-7789                                     NEWS

         FOR IMMEDIATE RELEASE

                               [TRUE NORTH LOGO]

                     TRUE NORTH COMMUNICATIONS INC. FORMED

                  NEW GLOBAL COMMUNICATIONS COMPANY SUCCEEDS
               FCB COMMUNICATIONS, INC. AND DECLARES STOCK SPLIT

   Digital Technology Co. Launched; Architecture of Agency Services Unveiled



NEW YORK -- Bruce Mason, Chairman and Chief Executive Officer, announced that the Board of Directors of Foote, Cone & Belding Communications, Inc. has approved the creation of a new company and new corporate name, True North Communications Inc. In addition, the Company announced a two-for-one common stock split via a 100% stock dividend, effective January 6, 1995. True North's new ticker symbol on the NYSE will be TNO, effective December 19, 1994. Corporate headquarters will remain in Chicago.

True North Communications Inc. is a new form of global communications company encompassing resources much broader in scope than any existing advertising holding company. True North succeeds FCB Communications, Inc. the parent of Foote, Cone & Belding, America's largest single brand advertising agency, with $7 billion in worldwide billings. FCB will remain a separate agency brand under True North and retain its legendary name.



                                    -more-
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2/FCB FORMS TRUE NORTH COMMUNICATIONS INC.



"The revolution in multinational business and technology demands a new structure designed to better anticipate and meet our clients' changing communications needs in the new global communications environment they now face," Mr. Mason said. "True North's architecture will enable us to capitalize on the staggering opportunities new technologies are providing to compete in today's rapidly evolving business arena. We believe this new structure will improve not only our creativity, but also the speed with which we can service our clients' needs anywhere in the world."

A NEW CORPORATE ARCHITECTURE
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True North Communications Inc.'s architecture includes the formation of three new major corporate subsidiaries:

TN Technologies Inc.
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True North Communications Inc. and R/GA Media Group have established a new strategic joint venture in digital and interactive technologies called TN Technologies Inc.

R/GA Media Group is a new independent unit of R/GA Digital Studios, the high-tech, leading edge multimedia production company, established by Robert M. Greenberg in 1977. He serves as Chairman and CEO of the studios, with offices on both coasts.

TN Technologies Inc. will use state of the art digital technology to design and produce all forms of communications: television, radio, print, outdoor, promotion and point of sale advertising. It will have offices in New York and Los Angeles.

This proprietary digital technology soon will link the FCB network allowing the simultaneous creation of fully-integrated communications campaigns, including on-line, real-time video production, from multiple locations around the globe.


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A separate unit, TN Technologies Interactive, will focus on creating new interactive communications platforms and entertainment programming.

Mr. Greenberg is an acknowledged leader and innovator in digital design and production, including special effects, computer generated imagery, 2D and 3D animation. His company was the first to pioneer the creative integration of film, video and computer-imaging technologies, and is currently leading the race to bring the capabilities of the digital studio to the desktop computer. R/GA is best known for its special visual effects for the advertising community and Hollywood. It has worked with every major studio and ad agency.

Mr. Mason said, "Digital technology, in the skilled hands of Bob Greenberg, will blunt the barriers of time, distance and redundant production. It will allow our clients immediate access to the best talent around the globe and enhance the resources and responsiveness of our entire organization in serving all our clients."

TN Media Inc.
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True North Communications Inc. is launching a global network of media buying operations under the banner of TN Media Inc. This new subsidiary will be comprised of all existing media buying services of the Company around the world.

As TN Media Inc. is rolled out, it will serve regions that account for 80% of the world's advertising billings, to become one of the largest independent forces in global media buying.

Mr. Mason said, "TN Media Inc. is designed to maximize our clients' control over media investments, on a global as well as local basis. It will provide our clients with formidable buying power that is second to none."


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4/FCB FORMS TRUE NORTH COMMUNICATIONS INC.



TN Services Inc.
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True North Communications Inc. has made a significant capital investment to establish a worldwide agency support service company. TN Services Inc. will provide and manage a comprehensive array of operational services for all the Company's agency brands, leveraging proprietary applied IS technologies and rapid communications links.

This subsidiary will be the first truly global back shop operation, handling all financial transactions including bill paying, payroll, accounts receivable, collections; all human resources tasks from insurance to employee stock purchase plans and other operational support in the areas of legal services, travel and real estate.

Mr. Mason said, "Effective global back shop management will free up local agency management from these specialties so they can devote their full energy and creativity to our most important endeavor--growing our clients' business."

                                     *****

"With True North, we know where we're going and why," Mr. Mason said. "We have intentionally avoided hype about the information highway or hyperbole about the interactive age. We ask that our clients and our shareholders judge us today and into the future by performance, not promises, an unchanging standard that has served us well for over 120 years."

True North Communications Inc. will rank as the 7th largest global communications company, with operations in 56 countries, and billings totaling $7 billion. The Company's agency brands include Foote, Cone & Belding; Publicis-FCB, its European joint venture; Mojo; Borders Perrin & Norrander, as well as many other related communications companies.




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